Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2024, except for the effects of the restatement described in Note 10, as to which the date is May 14, 2024, relating to the financial statements of Evoke Pharma, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

San Diego, California

August 13, 2024